U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)
Streamline Health Solutions, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing party:

4.	Date filed:

PROXY STATEMENT
Voting Rights and Solicitation of Proxies
PROPOSAL 1 -- ELECTION OF DIRECTORS
Nominees For Election As Directors
Communications with the Board of Directors
Board of Directors Meetings and Committees
Code of Conduct and Ethics
STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Compensation Overview
Plan-Based Award Grants
Option Exercises and Stock Vested in 2010
Director Compensation
Compensation Committee Interlocks and Insider Participation
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS
AUDIT COMMITTEE REPORT
OTHER SECURITIES FILINGS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2 -- VOTE ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 -- ADVISORY VOTE ON FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION
PROPOSAL 5 -- AMENDMENT TO THE 2005 INCENTIVE COMPENSATION PLAN, PROVIDING FOR THE ISSUANCE OF UP TO AN ADDITIONAL ONE MILLION SHARES THEREUNDER AND PROVIDING FOR AWARDS TO CONSULTANTS
OTHER BUSINESS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

STREAMLINE HEALTH SOLUTIONS, INC.
10200 Alliance Road, Suite 200
Cincinnati, Ohio 45242-4716

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2011

To the Stockholders of Streamline Health Solutions, Inc.:

You are cordially invited to attend the Annual Meeting of the Stockholders of Streamline Health Solutions, Inc. to be held on May 25, 2011, at 9:30 a.m., Eastern Time, at the offices of Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716, for the following purposes:

1.	PROPOSAL 1 — Election of six directors each to hold office until a successor is duly elected and qualified at the 2012 Annual Meeting of Stockholders or otherwise or until any earlier removal or resignation.

2.	PROPOSAL 2 — Approval of the appointment of the firm of BDO USA, LLP to serve as the independent registered public accounting firm for the Company for fiscal year 2011.

3.	PROPOSAL 3 — Advisory vote to approve the compensation of the Company’s executives.

4.	PROPOSAL 4 — Advisory vote to determine whether a stockholder vote on the compensation of the Company’s executives will occur every one, two or three years.

5.	PROPOSAL 5 — Amendment to the Company’s 2005 Incentive Compensation Plan to increase the allowable shares for issuance under the plan by One Million shares of the Company’s Common Stock, and to allow for awards to consultants.

6.	To transact any and all other business that may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 5, 2011 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors

Donald E. Vick, Jr.
Interim Chief Financial Officer & Secretary

Cincinnati, Ohio
April 13, 2011

A proxy statement and proxy are submitted herewith. As a stockholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend the Annual Meeting in person. The enclosed envelope for the return of the proxy requires no postage if mailed in the USA. Stockholders of record attending the meeting may personally vote on all matters that are considered in which event the signed proxies are revoked. It is important that your shares be voted. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in mailing your proxy promptly.

Registration and seating will begin at approximately 9:00 a.m. Communication and recording devices will not be permitted at the Annual Meeting. A copy of the regulations for conduct at the Annual Meeting is attached as Annex 2 to the proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 25, 2011.

The Company’s Notice of Annual Stockholders’ Meeting, Proxy Statement for the 2011 Annual Stockholders’ Meeting and Annual Report on Form 10-K is also available at www.edocumentview.com/STRM.

STREAMLINE HEALTH SOLUTIONS, INC.
10200 Alliance Road, Suite 200
Cincinnati, Ohio 45242-4716

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of Streamline Health Solutions, Inc., a Delaware corporation (“the Company” or “Streamline Health®”), for use at the 2011 annual meeting of stockholders of the Company (“Annual Meeting”). The Annual Meeting will be held on May 25, 2011 at 9:30 a.m., Eastern Time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716. All holders of record of the Company’s common stock, par value $.01 per share (“Common Stock”), at the close of business on April 5, 2011, the record date, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, the Company had 9,866,517 shares of Common Stock outstanding and entitled to vote. A majority, or 4,933,259, of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

The proxy card, this Proxy Statement, and the Company’s fiscal year 2010 Annual Report on Form 10-K will be mailed to stockholders on or about April 20, 2011.

Voting Rights and Solicitation of Proxies

Stockholders are entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively.

The shares represented by all properly executed proxies which are timely sent to the Company will be voted as designated. Each proxy not designated will be voted “FOR” Proposal 1 — the Board’s nominees for election to the Board of Directors, “FOR” Proposals 2, 3 and 5 described herein, and “2 YEARS” as to Proposal 4 described herein. Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before the shares subject to the proxy are voted by notifying the Corporate Secretary of the Company in writing or by attendance at the meeting and voting in person.

The expense of electronically hosting, printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of the Company by personal interview, telephone, or facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of the shares and will reimburse such brokers and nominees for the reasonable expenses incurred in forwarding the materials to such beneficial owners.

The Company’s bylaws provide that the holders of a majority of all of the shares of Common Stock issued, outstanding, and entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN,” as applicable, with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter. If a broker, bank, custodian, nominee, or other record holder of shares indicates on a proxy that it does not have the discretionary authority to vote certain shares on a particular matter (“broker non-vote”), then those shares will not be considered entitled to vote with respect to that matter, but will be counted in determining the presence of a quorum.

In July 2009, the U.S. Securities and Exchange Commission, or SEC, approved a rule that changes the manner in which shares are voted in the election of directors. If you hold your shares through a broker, bank or other nominee, your broker is no longer permitted to vote on your behalf in an election of directors. For such shares to be voted and counted, you now must communicate your voting decisions to your broker, bank or other nominee, before the date of the Annual Meeting or else your shares will not be represented at the Annual Meeting.

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy how the shares are to be voted with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If the stockholder fails to so specify, except for broker non-votes, the shares will be voted “FOR” Proposal 1 — the election of the Board’s nominees as directors, “FOR” Proposals 2, 3 and 5 described herein, and “2 YEARS” as to Proposal 4 described herein.

The six Directors of the Company, and the current executive officers (as identified on page 8), together beneficially own 762,254 shares of Common Stock. Messrs. Watson, Levy, Phillips, Turner, Miller, and VonderBrink, have each indicated that they intend to vote for the election of all those nominated by the Board for election as Directors. For information regarding the ownership of Common Stock by holders of more than five percent of the outstanding shares and by the management of the Company, see “Stock Ownership by Certain Beneficial Owners and Management.”

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting at the principal executive offices of Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716, on May 25, 2011, and for ten days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m. Eastern Time, at the principal executive offices of the Company.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect six Directors, comprising the entire membership of the Board, each to hold office until a successor is duly elected and qualified at the 2012 annual meeting of stockholders of the Company or otherwise or until any earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the six nominees recommended and nominated by the Board, unless the proxy is marked in such a manner as to withhold authority to vote. All nominees standing for reelection are currently serving as members of the Board and have consented to continue to serve. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable or unwilling to serve as a Director. The Company has not implemented a formal policy regarding Director attendance at the Annual Meeting. Typically, the Board holds its annual organizational meeting directly following the Annual Meeting, which results in most Directors being able to attend the Annual Meeting. All Directors attended the 2010 Annual Meeting and it is the current expectation that all Directors standing for reelection will attend the 2011 Annual Meeting.

Director candidates were identified and recommended for nomination by the Governance and Nominating Committee of the Board of Directors. All members of the Governance and Nominating Committee are independent Directors. The Governance and Nominating Committee and the Board have determined that a potential candidate to be nominated to serve as a Director should have the following primary attributes: high achievement expectations with regard to increasing stockholder value; uncompromising position on maintaining ethics; conservative attitude towards financial accounting and disclosure; and should be a stockholder of the Company to bring the perspective of a stockholder to the Board. The Governance and Nominating Committee and the Board believe that the composition of the Board as a whole should reflect diversified business experiences, education, knowledge of and skills relating to the healthcare and healthcare technology industries, sales and marketing, investment banking, accounting and finance, and knowledge of the Company’s operations. The Nominating and Governance Committee and the Board take all of these diversity factors into account when considering individual director candidates because they believe that these diversity factors can enhance the overall perspectives of the Board and of management.

To date, neither the Board nor the Governance and Nominating Committee has deemed it necessary to engage a third party search firm to assist in identifying suitable candidates for directors, but have the authority to do so in the future. Accordingly, no fees were paid to any such search firm in connection with the nominees for Directors named in this proxy statement. The Governance and Nominating Committee currently believes that the existing Committee and Board members and executive management of the Company have sufficient networks of business contacts that will likely form the candidate pool from which nominees will be identified. Once a candidate is identified and determined by the Committee to be a possible nominee, as many members of the Board as feasible will meet with such candidate and the Committee subsequently will evaluate the candidates using the criteria outlined above.

Provided a quorum is duly constituted at the Annual Meeting, the affirmative vote by the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors is required to approve the election of Directors. A broker non-vote and a withheld vote are not counted for purposes of electing the Directors and will have no effect on the election. The Company’s Interim Chief Financial Officer will serve as the inspector of election for the election of the Directors.

Nominees For Election As Directors

The following incumbent Directors are being nominated by the Board for reelection to the Board: Richard C. Levy, M.D., Jay D. Miller, Jonathan R. Phillips, Andrew L. Turner, Edward J. VonderBrink and Robert E. Watson.

Richard C. Levy, M.D., age 64, has been a Director of the Company since January 2001. He currently serves as a Professor at the University of Cincinnati, a position that he has held since 1984, and where he was the founding Chairman of the Department of Emergency Medicine. Dr. Levy is the founder of Medical Reimbursement, Inc., a privately held physician reimbursement company. He also serves as a member of the Executive Committee of UCP, Inc. a specialty medical practice group. Dr. Levy’s educational background consists of the following degrees: B.S. Chemistry — University of Kentucky, earned in 1968; M.D. Medical Science — University of Louisville, earned in 1972; M.P.H. Health Administration — Harvard University, earned in 1973.

Dr. Levy’s experiences in and knowledge of the medical profession as a physician and as an administrator, as noted above, provide practical insights into the Company’s products and services and the potential needs of the Company’s customers. These attributes are very relevant to Dr. Levy’s service as a Director of the Company given the Company’s focus on the healthcare industry.

Jay D. Miller, age 51, has been a Director of the Company since February 2009. Mr. Miller has worked for 25 years in the medical technology industry with executive-level responsibilities for product development, sales and marketing, and profit and loss. In July 2010, Mr. Miller was named the President and Chief Executive Officer of Zonare Medical System, Inc., a provider of high-end ultrasound systems designed for a range of medical imaging applications. From 2009 to 2010, Mr. Miller served as President and CEO of Kappametrics, Inc., a medical technology company. From 2002 to 2008, Mr. Miller served as President and Chief Executive Officer of Vital Images, Inc. (VTAL), a publicly held company and leading provider of enterprise-wide advanced visualization and analysis software solutions. Mr. Miller also served as a director of Vital Images, Inc., from 2002 to 2009. Prior to becoming president and CEO of Vital Images, Mr. Miller served as its Senior Vice President of marketing and business development. From 1989 until his employment by Vital Images in 1997, Mr. Miller was employed by GE Medical Systems, Inc. in various marketing positions. Prior to GE, Mr. Miller served at Siemens Medical Systems as a product specialist providing technical marketing and sales support for Siemens’ magnetic resonance products.

Mr. Miller serves as a board member of the Coulter Foundation of the University of Virginia and has served a board member of the Upper Midwest Division of the American Cancer Society. Mr. Miller is also on the board of Advisors of RAZR Marketing and has served on the board of advisors of Northern X-ray Corp. Mr. Miller’s educational background consists of the following degrees: Bachelor of Arts degree from Dartmouth College, majoring in Chemistry, earned in 1982; a Masters of Engineering degree from the University of Virginia, in Biomedical Engineering, earned in 1987; and a Masters of Business Administration degree from the J. L. Kellogg School of Management, Northwestern University, earned in 1994.

As the former President, CEO, and Director of a NASDAQ listed company, Vital Images, Inc. with $70 million in revenue and 330 employees and having extensive knowledge of the healthcare industry, Mr. Miller brings valuable, relevant experience to the Company’s Board of Directors. In addition, he has served on various Nominating & Governance, Audit, Compensation and Strategy Committees. The Company’s Board of Directors has determined that Mr. Miller is an audit committee financial expert under SEC and NASDAQ standards.

Jonathan R. Phillips, age 38, has been a Director of the Company since May 2005 and was appointed Chairman of the Board effective May 27, 2009. In 2005, Mr. Phillips founded Healthcare Growth Partners, a provider of strategic and financial advisory services to healthcare technology companies, and has served as its Managing Director since that time. Prior to founding Healthcare Growth Partners, Mr. Phillips was a member of the Healthcare Investment Banking Group at William Blair and Company, LLC, an investment banking company, where he provided financial advisory services to healthcare growth companies in the areas of mergers and acquisitions and equity offerings, including initial public offerings, secondary offerings and private placements. At William Blair, Mr. Phillips was a Vice President from 2002 to 2005 and an Associate from 2000 to 2001. Prior to William Blair, he served in various roles in the healthcare practice of Deloitte Consulting for more than four years where he provided strategic consulting to healthcare providers and other organizations.

Mr. Phillips has been a director since 2007 of Ophthalmic Imaging Systems, Inc., a public company that is a software and technology vendor for ophthalmology practices where he serves on the Compensation and Nominating and Governance Committees and chaired the Special Committee related to the acquisition by Ophthalmic Imaging Systems of a related company. Mr. Phillips also serves on the nonprofit Board of the Ray Graham Association where he is a member of the Finance Committee and on the nonprofit Board of Kickoff for Kids. Mr. Phillips is a securities principal having completed the Series 24, 7 and 63 exams. Mr. Phillips received a Masters of Business Administration at the J. L. Kellogg School of Management, Northwestern University in 1998, with a major in Finance, Marketing and Health Services Management, and a Bachelor of Arts from DePauw University with a major in Economics and Management in 1995.

Mr. Phillips is well qualified to serve as a Director of the Company. He brings a wealth of industry knowledge and experience to the Board of Directors as the founder and Managing Director of Healthcare Growth Partners, an investment banking firm focused on sub middle market healthcare information technology companies. Mr. Phillips has completed over 50 transactions involving healthcare companies, which transactions had an aggregate value of over $2 billion. He has also completed over 40 strategic advisory engagements for healthcare technology and services companies. These experiences within the healthcare sector allow Mr. Phillips to provide the Board with valuable insights and analysis as to strategic and financial developments within the industry and potential opportunities and consequences for the Company.

Andrew L. Turner, age 64, has been a Director of the Company since November 2006. He currently serves as Chairman of the Board of privately held Trinity Healthcare Systems, LLC, an operator of skilled nursing and assisted living facilities founded by Mr. Turner in 2009. Mr. Turner has also been a director of Watson Pharmaceuticals, Inc., a public company, since 1997, where he has served as Chairman of the Audit Committee, and the Chairman of the Governance and Nominating Committee. Mr. Turner was elected Chairman of the Board at Watson in 2008. Since 1994, Mr. Turner has also served as a director of The Sports Club Company, Inc., an upscale workout public company. From 1989 until August 2000, Mr. Turner served as Chairman of the Board and Chief Executive Officer of Sun Healthcare Group, Inc., a health care services provider. Mr. Turner received a Bachelor of Arts in Business Administration and Political Science from The Ohio State University in 1970.

Mr. Turner’s experiences in executive management in the health care and a variety of other industries allows him to provide the Board of Directors with different perspectives in managing and growing the Company’s business and developing the Company’s strategic direction. Mr. Turner’s service as a director of several other publicly held companies and on their different committees facilitates his ability to bring leadership to the Board with respect to its various committees.

Edward J. VonderBrink, CPA, age 66, has been a Director of the Company since May 2005. He is the retired Southeast Area Managing Partner of Grant Thornton LLP, Certified Public Accountants. Mr. VonderBrink began his career with Grant Thornton in 1967, became a partner in 1977, and served in such capacity until his retirement in 1999. He then became Director of the Entrepreneurial Center of Xavier University, in Cincinnati, OH from 2000 to 2004. He is currently an independent consultant to closely held businesses with emphasis on strategic planning. Mr. VonderBrink is a Certified Public Accountant. Mr. VonderBrink received his BSBA in accounting from Xavier University in 1966 and his Masters of Business Administration from Xavier University in 1968.

Mr. VonderBrink’s financial and accounting expertise are valuable attributes for his position as chairman of the Audit Committee of the Company’s Board of Directors. His experiences as a leader of a large organization, coupled with his work with smaller businesses and strategic planning, further qualifies him in general to be an effective Director of the Company. The Company’s Board of Directors has determined that Mr. VonderBrink is an audit committee financial expert under SEC and NASDAQ standards.

Robert E. Watson, age 54, was appointed President and Chief Executive Officer on February 1, 2011. Mr. Watson has over 25 years of experience in the healthcare information technology industry as a CEO, Board member and advisor to many different companies. Prior to joining the Company, Mr. Watson was President and Chief Executive Officer and a director of DocuSys, Inc., a leading provider of anesthesia information systems that was acquired by Merge Healthcare Inc. in March 2010. Immediately prior to joining the Company Mr. Watson was engaged as a consultant to several venture capital firms and growth stage healthcare companies. Prior to joining DocuSys, he was Executive Vice President of Business Development of Concuity, a healthcare division of Trintech, Plc. Before that position, he was President and Chief Executive Officer and a director at Concuity Inc, which was acquired by Trintech, Plc. in December 2006. Prior to joining Concuity in 2001, Watson was acting Chief Executive Officer of HealthTrac Corporation, Vice President and General Manager at Cerner Corporation while serving as the Chief Executive Officer of its IQHealth business unit and has been the founder or senior executive of several successful healthcare organizations throughout his career. Mr. Watson was a director of Satori Labs, Inc. which was sold to Quality Systems, Inc. in 2011. He is currently a director of Interpoint, LLC. He holds an MBA from the Wharton School of Business at the University of Pennsylvania and a BA in Health Policy Studies and Information and Library Science from Syracuse University.

Mr. Watson’s extensive experience as Chief Executive Officer in the healthcare information technology industry qualifies him to be an effective Director of the Company. Mr. Watson’s successful background of leading companies into substantial growth periods, obtaining funding for them, and ultimately maximizing shareholder value are valuable attributes for his Board and CEO leadership positions.

The Board of Directors has determined that Dr. Levy, Mr. Miller, Mr. Phillips, Mr. Turner and Mr. VonderBrink are “Independent Directors” in accordance with the standards set forth in Item 407(a)(1)(i) of Regulation S-K and in Rule 5605(a)(2) of The NASDAQ Stock Market Marketplace Rules.

There are no family relationships among any of the above named nominees for Director or among any of the nominees and any executive officers of the Company.

The Board recommends a vote “FOR” the election of each of the nominees.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by sending a letter to Streamline Health Solutions, Inc. Board of Directors, c/o Corporate Secretary, 10200 Alliance Road, Suite 200, Cincinnati, OH 45242-4716. All communications directed to the Board of Directors will be transmitted promptly to all of the Directors without any editing or screening by the Corporate Secretary.

Board of Directors Meetings and Committees

The Board met eleven times during fiscal year 2010. Standing committees of the Board currently include the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Strategy Committee.

All nominees for election of Directors at the 2011 Annual Meeting were nominated by the unanimous consent of the current Board, including all of the independent Directors. Under the Company’s Bylaws, director nominations may be brought at an annual meeting of stockholders only by or at the direction of the board of directors or by a stockholder entitled to vote who has submitted a nomination in accordance with the requirements of the Bylaws as in effect from time to time. To be timely under the Bylaws as now in effect, a stockholder notice must be delivered to the Company’s Secretary at the Company’s principal executive offices in Cincinnati, Ohio not less than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Under this provision, nominations for the Company’s 2011 annual meeting were due by February 25, 2011. No such nominations were received by the Company. Any stockholder nominations for directors desired to be made in connection with the Company’s 2012 Annual Meeting must be received by the Company’s Secretary no later than February 25, 2012.

In fiscal year 2010, all current Directors attended all meetings of the Board and all committee meetings of the committees on which such Directors served during the period, except for two Directors who were unavailable for two committee meetings. Accordingly, all Directors attended more than 75% of such meetings.

In May 2009, the Board of Directors separated the positions of the Chairman of the Board and of the Chief Executive Officer, by naming Mr. Phillips as Chairman of the Board. The Board believes that this separation allows the Chief Executive Officer to focus his attention on the day to day operation of the business and leadership of the management team. The Board further believes that having an independent Chairman of the Board provides better accountability between the Board and the Company’s management team, and facilitates discussions among the Directors, formally and informally. As Chairman of the Board, Mr. Phillips is responsible for setting the Board meeting agendas in consultation with the Chief Executive Officer and the other Directors, and presides over Board and stockholder meetings. The Board believes that this structure provides strong leadership for the Board, while maintaining the Chief Executive Officer as the leader of the Company in the eyes of customers, employees and stockholders.

The Audit Committee is comprised entirely of independent Directors. Messrs. VonderBrink (Committee Chairman), Levy, Miller, and Turner, are presently the members of the Audit Committee. Mr. Phillips, as the independent Chairman of the Board, attends Audit Committee meetings in a non-voting capacity. The Audit Committee operates under a charter approved by the Board of Directors and which can be found at the Company’s web site at www.streamlinehealth.net/financial.shtml. The Audit Committee met separately as a committee four times during fiscal year 2010. The Audit Committee, along with management, met as part of the whole Board of Directors to review each of the Company’s quarterly and annual financial statements filed on Form 10-Q or Form 10-K, prior to the filing of those reports with the SEC. The Audit Committee Chairman separately discusses the Company’s financial reports with the auditors on a regular basis. The Audit Committee’s functions include the engagement of the Company’s independent registered public accounting firm, review of the results of the audit engagement and the Company’s financial results, review of the Company’s financial statements by the independent registered public accounting firm and their opinion thereon, review of the auditors’ independence, review of the effectiveness of the Company’s internal controls and similar functions and approval of all auditing and non-auditing service performed by the independent registered public accounting firm for the Company. The Board of Directors has determined that Mr. VonderBrink is an audit committee financial expert. See “Nominees For Election As Directors” for the biographical information of Mr. VonderBrink.

The Compensation Committee is comprised entirely of independent Directors. Messrs. Turner (Committee Chairman), Levy, and VonderBrink, are presently the members of the Compensation Committee. Mr. Phillips, as the independent Chairman of the Board, attends Compensation Committee meetings in a non-voting capacity. The Compensation Committee does not have a formal written charter but retains full authority to determine all compensation matters for the Named Executive Officers. The Compensation Committee met four times during fiscal year 2010. The Compensation Committee reviews the performance of and establishes the salaries and all other compensation of the Company’s Named Executive Officers. The Compensation Committee also administers the Company’s 2005 Incentive Compensation Plan and is responsible for recommending grants of Equity Awards under the plan, subject to the approval of the Board.

The Governance and Nominating Committee is comprised entirely of independent Directors. Messrs. Levy (Committee Chairman), Miller and VonderBrink, are presently the members of the Governance and Nominating Committee. Mr. Phillips, as the independent Chairman of the Board, attends Governance and Nominating Committee meetings in a non-voting capacity. The purpose of the Governance and Nominating Committee is to assist the Board in complying with and overseeing the Company’s Code of Business Conduct and Ethics (“Code”); review and consider developments in corporate governance practices; identify and recommend individuals to the Board for nomination as members of the Board and its committees; and develop and oversee the process for nominating Board members. The Governance and Nominating Committee operates under a charter approved by the Board of Directors and which can be found at the Company’s web site at www.streamlinehealth.net/financial.shtml. The Governance and Nominating Committee met one time during fiscal year 2010.

The Governance and Nominating Committee has established procedures through which confidential complaints may be made by employees, directly to the Chairman of the Governance and Nominating Committee, regarding: illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s SEC filings; violations of the Company’s Code of Conduct and Ethics; or any other matters of questionable actions.

The Governance and Nominating Committee has also established a review process for all members of the Board of Directors. In this process, all members perform a self-review and assessment of their own performance as a Director and also review and provide constructive feedback of all the other Directors. The Governance and Nominating Committee oversees a similar 360 degree review process for the Company’s CEO where he is reviewed by himself, by the Directors, and by his direct management reports.

Messrs. Miller (Committee Chairman), Phillips, and Brian Patsy, the Company’s former CEO and a former Director, served as the members of the Strategy Committee in fiscal year 2010. The purpose of the Strategy Committee is to work with the CEO and senior management to oversee the development of the Company’s strategic plan and to assess and evaluate strategic and financial opportunities for the Company. The Strategy Committee met three times during fiscal year 2010.

The independent Directors of the Board periodically meet in executive session as part of regularly scheduled Board Meetings. Mr. Phillips, as the independent Chairman of the Board, presides over these executive sessions.

Code of Conduct and Ethics

The Board of Directors has adopted the Streamline Health Solutions, Inc. Code of Conduct and Ethics which applies to all Directors, officers, (including its Chief Executive Officer, Chief Financial Officer, Controller, and any person performing similar functions) and employees. The Company has made the Code of Conduct and Ethics available on its web site at www.streamlinehealth.net/financial.shtml.

STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 5, 2011, with respect to the beneficial ownership of Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of Common Stock; (ii) each Director and each nominee for Director; (iii) each Named Executive Officer listed in the Summary Compensation Table; and (iv) all Directors and current executive officers as a group. In preparing the following table, the Company relied upon statements filed with the SEC by the beneficial owners of more than 5%

of the Company’s outstanding shares of Common Stock pursuant to Sections 13(d), 13(g) or 16(a) of the Securities Exchange Act of 1934, as amended.

	Amount and
	Nature of	Percent of
Name and Address of Beneficial Owner[1]	Beneficial Ownership	Class[2]

Eric S. Lombardo	1,336,052	13.5%
7173 Royalgreen Drive Cincinnati, Ohio 45244
J. Brian Patsy[3]	1,175,254	11.8%
7761 Country Brook Court Springboro, Ohio 45066
Sharon Brightman	835,109	8.5%
5019 Parkview Court Centerville, Ohio 45458
Richard C. Levy, M.D.[4]	116,874	1.2%
Jay D. Miller[5]	39,528	*
Jonathan R. Phillips[6]	191,880	1.9%
Andrew L. Turner[7]	81,833	*
Edward J. VonderBrink[8]	83,041	*
Robert E. Watson[9]	77,776	*
Joseph O. Brown, II10	78,197	*
B. Scott Boyden, Jr.[11]	8,633	*
Richard D. Leach.[12]	26,665	*
Gary M. Winzenread[13]	101,306	1.0%
Donald E. Vick, Jr.[14]	43,351	*
All current Directors and executive officers as a group (9 persons)[15]	762,254	7.5%

*	Represents less than 1%.

[1]	Unless otherwise indicated below, each person listed has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. For purposes of this table, shares subject to stock options or warrants are considered to be beneficially owned if by their terms they may be exercised as of the date of mailing of this Proxy Statement or if they become exercisable within sixty days thereafter.

[2]	These percentages assume the exercise of certain currently exercisable stock options and warrants.

[3]	Includes 1,112,654 shares owned by Mr. Patsy, 100 shares for his children and 62,500 shares that are issuable upon the exercise of currently exercisable options. Mr. Patsy ceased to be an executive officer and a director of the Company as of January 31, 2011.

[4]	Includes 76,874 shares owned by Dr. Levy and 40,000 shares that are issuable upon the exercise of currently exercisable options.

[5]	Includes 29,528 shares owned by Mr. Miller and 10,000 shares that are issuable upon exercise of currently exercisable options.

[6]	Includes 136,880 shares owned by Mr. Phillips, 10,000 shares held by his wife, and 45,000 shares that are issuable upon exercise of currently exercisable options.

[7]	Includes 48,167 shares owned by Mr. Turner, 2,000 shares held by his wife, and 31,666 shares that are issuable upon exercise of currently exercisable options.

[8]	Includes 38,041 shares owned by Mr. VonderBrink and 45,000 shares that are issuable upon exercise of currently exercisable options.

[9]	Includes 50,000 shares owned by Mr. Watson and 27,776 shares that are issuable upon exercise of currently exercisable options. Mr. Watson first became an executive officer of the Company on January 31, 2011. See “Executive Compensation — Employment Agreements.”

[10]	Includes 26,620 shares owned by Mr. Brown, 830 shares of which Mr. Brown is custodian under the Uniform Gifts to Minor Act and 50,747 shares that are exercisable by Mr. Brown upon the exercise of currently exercisable options. Mr. Brown ceased being an executive officer of the Company as of March 31, 2011. See “Executive Compensation — Employment Agreements.”

[11]	Includes 8,633 shares owned by Mr. Boyden. Mr. Boyden ceased being an executive officer of the Company in June, 2010.

[12]	Includes 10,000 shares owned by Mr. Leach and 16,665 shares that are exercisable by Mr. Leach upon the exercise of currently exercisable options. Even though Mr. Leach is not a Named Executive Officer, he is included in this table because he first became an executive officer of the Company in March, 2011 and the Company anticipates that he will be a Named Executive Officer for the Company’s fiscal year 2011. See “Executive Compensation — Employment Agreements.”

[13]	Includes 38,089 shares owned by Mr. Winzenread and 63,217 shares that are issuable upon exercise of currently exercisable options. See “Executive Compensation — Employment Agreements.”

[14]	Includes 3,010 shares owned by Mr. Vick and 11,349 shares held of record by Mr. and Mrs. Vick as joint tenants in common with the right of survivorship over which Mr. and Mrs. Vick share investment power. Mr. Vick’s beneficial ownership also includes 28,992 shares that are issuable upon the exercise of currently exercisable stock options. See “Executive Compensation — Employment Agreements.”

[15]	Includes shares and options beneficially owned by the nine current directors and executive officers of the Company, including Messrs. Watson and Leach. Does not include shares and options beneficially owned by Messrs. Patsy, Brown and Boyden as those individuals do not hold any positions with the Company as of April 5, 2011, the date of this table.

EXECUTIVE COMPENSATION

Compensation Overview

The Company qualifies as a “smaller reporting company” under the SEC’s rules. The Company has elected to comply with the disclosure requirements applicable to smaller reporting companies. Accordingly, this Executive Compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Role of the Compensation Committee.  All compensation for the Named Executive Officers of the Company is determined by the Compensation Committee of the Board of Directors which is composed only of independent Directors. The Compensation Committee is charged with responsibility for reviewing the performance and establishing the total compensation of the Company’s Named Executive Officers on an annual basis. The Committee often discusses compensation matters as part of regularly scheduled Board meetings and among the Committee members outside of regularly scheduled meetings. The Compensation Committee administers the Company’s 2005 Incentive Compensation Plan and the Company’s 1996 Stock Purchase Plan and is responsible for recommending grants of equity awards under the 2005 Incentive Compensation Plan to the Board of Directors for approval. The Chief Executive of the Company annually makes recommendations to the Compensation Committee regarding base salary, Non-equity Incentive Plan compensation and equity awards, which recommendations are considered by the Compensation Committee, however, the Committee retains full discretion and authority over the final compensation decisions for the Named Executive Officers. The Compensation Committee does not have a formal written charter.

The Compensation Committee has full authority to engage independent compensation consultants. The Committee has in the past, and may in the future, directly commission compensation studies from such consultants to provide benchmark and other data to be used by the Compensation Committee in determining the compensation and benefits for the Named Executive Officers. The Compensation Committee does not obtain such compensation studies on an annual basis and, in 2010, the Committee did not use any current benchmark data in setting compensation for the Named Executive Officers.

Compensation Philosophy and Objectives.  The Compensation Committee’s compensation objectives are to attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the Named Executive Officers with the interests of the stockholders. To do this, the Company must offer a competitive total compensation package consisting of: base salary, annual non-equity incentive compensation opportunities, long-term incentives in the form of equity awards, and employee benefits.

The Compensation Committee believes that compensation for the Named Executive Officers should be based on the performance of the Company. Because the Company is small, the performance of the Named Executive Officers directly affects all aspects of the Company’s results. Therefore, the Compensation Committee typically has developed variable compensation packages for the Named Executive Officers that are entirely or largely based on the Company’s performance rather than upon individual performance measures. The Compensation Committee also considers the Company’s industry and geographic location norms in determining the various elements and amounts of compensation for the Named Executive Officers.

The Compensation Committee believes that several factors are critical to the future success of the Company. These factors include the quality, appropriate skills and dedication of the Named Executive Officers.

Compensation Structure.  The Compensation Committee establishes a total targeted cash compensation amount for each Named Executive Officer, which includes base salary and non-equity incentive compensation (sometimes generically referred to herein as bonuses), is intended to be an incentive for the Named Executive Officers to achieve above normal financial results at the Company level and to appropriately compensate the Named Executive Officers for successfully achieving such Company performance. All of the elements of the Company’s executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases. A significant portion of the executives’ compensation is at-risk, vests over time if equity based, and is tied directly to the Company’s short-term and long-term success.

The Named Executive Officer non-equity incentive compensation is based on the Company’s operational performance which the Compensation Committee believes reflects the ability of the Named Executive Officer to increase stockholder value in both the short-term and long-term. The individual amounts and mix of compensation elements are established based on the determination of the Committee as to whether each particular element provides an appropriate incentive for expected performance that would enhance stockholder value. These elements include performance factors related to financial and operational goals established for the Named Executive Officers each year.

The Committee also considers each Named Executive Officer’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Compensation for New Executive Officers

In fiscal year 2010, the Company’s Board of Directors determined that the Company’s success would be enhanced under new leadership and requested the resignation of Brian Patsy, the Company’s co-founder and Chief Executive Officer since the Company’s inception. In conjunction with the replacement of Mr. Patsy, the Board undertook the process of identifying and attracting a new chief executive officer. Consistent with the above objectives and philosophies, the Compensation Committee designed a compensation package that it believed would be sufficient to attract and to motivate a new chief executive officer.

On January 31, 2011, the Company entered into an employment agreement with Robert E. Watson, in which Mr. Watson agreed to serve as the Company’s new President and Chief Executive Officer. To induce Mr. Watson to join the Company, his agreement provided a sign-on bonus of $65,000, an annual base salary of $250,000, the opportunity to purchase 50,000 newly issued shares of Common Stock of the Company for $500 (i.e., their par value), and two stock option grants for a total of 400,000 shares of Common Stock. The first option grant was for 250,000 shares of Common Stock, with an exercise price of $2.00 per share. This option will vest in thirty-six monthly installments during the first three years of Mr. Watson’s employment. The Company also granted

Mr. Watson 150,000 options to acquire shares of Common Stock, with an exercise price of $3.00 per share. This option will vest in five equal annual installments on each of the first five anniversaries of the date of the grant. Both sets of these options have a ten year life. In addition, Mr. Watson will be eligible for a 2011 initial target non-equity incentive compensation payment of $150,000. Mr. Watson’s employment agreement is described in more detail below under “— Employment and Indemnification Agreements.”

On March 8, 2011, the Company entered into an employment agreement with Richard D. (“Rick”) Leach, in which Mr. Leach agreed to serve as the Company’s new Senior Vice President and Chief Marketing Officer. To induce Mr. Leach to join the Company, his agreement provided an annual base salary of $180,000, the opportunity to purchase 10,000 newly issued shares of Common Stock of the Company for $100 (i.e. their par value), and a stock option grant for 200,000 shares of Common Stock. In addition, Mr. Leach will be eligible for a 2011 initial target non-equity incentive compensation payment of $120,000, consisting of a commission portion of $70,000 and a bonus portion of $50,000. Mr. Leach’s employment agreement is described in more detail below under “— Employment and Indemnification Agreements.”

The Compensation Committee determined that such compensation arrangements are appropriate in light of the current economic climate and the responsibilities of a chief executive officer and chief marketing officer, respectively. The share and option awards described above as made to Messrs. Watson and Leach are inducement grants, pursuant to Nasdaq Marketplace Rule 5635(c)(4). The precise performance goals to be achieved by Messrs. Watson and Leach to earn their 2011 target bonuses have not yet been determined by the Compensation Committee, but are expected to be established in the near future. The Compensation Committee will review and potentially adjust the compensation for each of Mr. Watson and Mr. Leach in fiscal year 2012, consistent with the objectives and philosophies described herein and with terms of their employment agreements

Key elements of Executive Compensation for the Other 2010 Named Executive Officers.

Because Mr. Watson received his signing bonus and stock option grants on January 31, 2011, he is a Named Executive Officer for purposes of the Company’s 2010 fiscal year. Mr. Leach received no compensation from the Company in the 2010 fiscal year, and therefore he is not a Named Executive Officer for 2010 but his compensation has been described above in the expectation that he will be a Named Executive Officer for the Company’s 2011 fiscal year. Because compensation payable to each of Mr. Watson and Mr. Leach is described above, the following discussion of compensation relates to the other individuals who served as Named Executive Officers for the Company’s 2010 fiscal year.

Base Salaries.  Salaries are established based on the individual responsibilities of the Named Executive Officers in the competitive marketplace in which the Company operates at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other named Executive Officers.

In fiscal year 2010, the Compensation Committee established the base salary for each of the Named Executive Officers as follows: Mr. Patsy, the former Chief Executive Officer, $263,200; Mr. Vick, the Controller and Interim Chief Financial Officer, $130,067; Mr. Winzenread, Sr. Vice President Product Development and Strategy, $182,000; Mr. Brown, the former Vice President Consulting Services and Chief Information Officer, $171,600. Mr. Boyden, the former Sr. Vice President Sales and Marketing, was paid the pro rata portion of his base salary of $187,400 through the date of his termination in June, 2010. These base salaries reflected no increase from the prior year, except for Mr. Vick who received a 8.3% increase to reflect his increased responsibilities as Interim Chief Financial Officer.

Each Named Executive Officer’s targeted non-equity incentive compensation amounts were reduced in 2010 by the amount of the grant date fair value for the long-term equity awards granted in January, 2009 and in April, 2010. As a result, there was not any planned increase in any Named Executive Officer’s total on-goal compensation in 2010, when considering base salary, non-equity incentive compensation and annual amortized amount of the grant date fair value for the long-term equity awards granted, other than the base salary increase for Mr. Vick noted above.

Mr. Winzenread’s base salary was increased to $200,000 for fiscal year 2011 to reflect his increased responsibilities as Chief Operating Officer. The Compensation Committee has not yet made any changes to the 2011 base salary for Mr. Vick. Mr. Brown received a 2% increase to his base salary in 2011. Mr. Brown’s employment with the Company terminated effective as of March 31, 2011 in connection with cost reductions being undertaken by the Company.

Non-equity Incentive Compensation.  Annually, the Compensation Committee establishes a non-equity incentive compensation plan, a “pay for performance plan,” to incent and reward superior Company performance for the forthcoming fiscal year. The cash payments under this plan are paid annually based on a predetermined formula if the financial performance objectives required by the plan are met. The plan has a minimum threshold below which no incentive compensation is earned and has no upper limit on the amount that can be earned. The Compensation Committee sets the financial objectives in the plan at levels which the Committee believes are achievable, but not assured, and they are in line with both the short-term and long-term interests of the stockholders.

The 2010 non-equity incentive compensation plan targets were set to achieve: (i) a specific dollar amount of revenues for the fiscal year as a whole. The plans provide for the payment to the Named Executive Officers of “target payouts” based in dollars, which payouts can be earned upon achieving the targeted revenue goals established by the Compensation Committee. Participating executives are entitled to a payment of 100% of the specified amount of the “targeted payouts” if the Company achieves the targeted revenues. If the Company’s revenues are less than 100% of the target, then the Named Executive Officers receive a reduced payout, provided the Company’s actual revenues were greater than 70% of the targeted revenues for any payouts to be made. If the Company’s revenues are less than 100% of the target, then the Named Executive Officers receive reduced payouts based on an acceleration factor. For example, achieving 90% of the targeted revenues would result in the payment of only 66% of the target payout. If the Company achieved 70% or less of the targeted revenue, no payout could be earned under the plan. If the Company exceeded 100% of the targeted revenue, then the payout to the Named Executive Officers would be increased by an accelerated bonus percentage. For example, if the Company exceeded the targeted revenues by 100%, then the payout earned would be 300% of the respective “target payout”. There is no upper limitation of the potential payout amounts for exceeding the targeted revenue. The Compensation Committee establishes the targeted payouts for each Named Executive Officer, with the Chief Executive Officer able to earn the largest target payout, but the payout percentage is the same for each Named Executive Officer so that all of the Named Executive Officers subject to this incentive compensation bear the same potential risk and benefit from the Company’s actual performance. In 2010, Mr. Patsy was the only Named Executive Officer eligible for this revenue based incentive compensation.

The 2010 annual revenue target for the compensation plans was $19,567,000. In 2010, the Company achieved 90% of its targeted annual revenues. Bonuses were paid accordingly based upon the formulas described above. Mr. Patsy earned a total of $16,838 for this portion of the plan, Mr. Winzenread earned $0, Mr. Brown earned $0, and Mr. Vick earned $0. Mr. Winzenread received $13,086 relating to the personal objectives portion of his compensation plan.

Long-term Equity Awards.  The Compensation Committee makes recommendations to the full Board regarding the granting of equity awards under the Company’s 2005 Incentive Compensation Plan. The Compensation Committee has the ability and flexibility under the 2005 Incentive Compensation Plan to determine from time to time the specific type of award and the related terms and conditions related thereto that the Committee believes are best designed at that time to provide a strong incentive for superior performance and continued service to the Company. The 2005 Incentive Compensation Plan provides for grants of stock options, stock appreciation rights and shares of restricted stock. The Compensation Committee believes that properly structured and timed long-term equity awards can encourage executive retention as such awards can be made subject to vesting, performance achievement over time or other achievement or termination provisions. Long-term equity awards should be given to executive officers and other employees who successfully demonstrate a capacity for contributing directly to the success of the Company.

The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the Named Executive Officers or other employees of the Company. Grants are made periodically, based on individual past performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made. The Compensation Committee granted equity awards to the Named Executive Officers in 2010 as noted in detail in the compensation discussion below.

In April 2010, the Compensation Committee granted stock options to the Named Executive Officers at an exercise price of $1.995 per share with a three year vesting period and a ten year option life. Mr. Patsy was granted 37,500 of these options; Mr. Winzenread, 25,931; Mr. Brown 24,449; and Mr. Vick 17,036.

Benefits.  The Company provides Group Life Insurance, Health and Dental Care Insurance, Employee Stock Purchase Plan Discounts, Long-term Disability Insurance, 401(k) Plan matching contributions and similar benefits to all employees, including the Named Executive Officers. These benefits do not discriminate in scope, terms or operation in favor of the Named Executive Officers.

Perquisites.  The Company provides some of the Named Executive Officers with an annual automobile allowance that the Compensation Committee believes is reasonable, competitive and consistent with the Company’s overall executive compensation program. The automobile allowance and all other benefits that could be considered perquisites amount to less than $10,000 per year for each Named Executive Officer individually.

Employment and Indemnification Agreements.  The Company has employment agreements with each of its Named Executive Officers. Those agreements provide each Named Executive Officer with certain benefits upon termination of employment as discussed below. The Company has also entered into indemnification agreements with each of its Named Executive Officers and Directors. Each indemnification agreement provides that the Company will indemnify the covered individual to the full extent permitted by Delaware law. The indemnification agreement also requires the Company to maintain directors and officers insurance coverage substantially equivalent to the Company’s current coverage of $14,000,000, provided that the costs of maintaining such insurance does not become substantially disproportionate to the coverage obtained and that such insurance is reasonably available to the Company.

Mr. Watson’s Employment Agreement.  The Company has entered into an employment agreement with Mr. Watson, the Company’s Chief Executive Officer. The agreement covers the period February 1, 2011 through January 31, 2013, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he will serve as the Company’s President and/or Chief Executive Officer throughout the term of the agreement; his base salary will be $250,000 in 2011, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than Good Cause, Death or Disability, he will receive severance equal to twelve months total compensation, including base compensation and the higher of the Non-equity Incentive Compensation Plan awards paid in the prior year or earned in the current fiscal year to date all of which shall be paid within 90 days following termination. If such termination is within the first twelve months of employment, then the Non-equity Incentive Compensation component of this calculation shall be the Target amount in his employment contract or $150,000. The total cost to the Company upon termination in such events would be $400,000 based upon his base salary and Non-equity incentive target compensation in 2011. He will be subject to a non-compete provision for a period of two years following termination of employment. In addition, Mr. Watson’s employment agreement provides that if his employment is terminated within twelve months of a change of control, or if Mr. Watson terminates his employment agreement due to a material reduction in his duties or compensation, he will be entitled to 200% of all of the severance benefits noted above.

Mr. Vick’s Employment Agreement.  The Company has entered into an employment agreement with Mr. Vick, the Company’s Controller, Interim Chief Financial Officer, Treasurer and Secretary. The agreement covers the period February 1, 2011 through January 31, 2012, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he will serve as the Interim Chief Financial Officer throughout the term of the agreement; his base salary will be $109,567 plus a $20,500 annual adjustment for serving as Interim Chief Financial Officer, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than Good Cause, Death or Disability, he will receive severance equal to fifty percent times his then current annual salary (including the annual adjustment for serving as Interim Chief Financial Officer) and fifty percent of the higher of his Non-equity Incentive Compensation Plan awards paid in the prior fiscal year or earned in the then current fiscal year to date all of which shall be paid within 90 days following termination. He is also entitled to health and dental benefits for up to one year. Mr. Vick will also be subject to a non-compete provision for a period of one year following termination of employment. In the event that, within twelve months of a change in control, his employment is terminated, he will receive a lump sum payment equal to fifty percent of his then current salary (and annual adjustment for serving as Interim Chief Financial Officer) and all stock options granted shall immediately vest in full. The total cost to the Company upon termination in such events would be $83,670 based upon his base salary and non-equity incentive compensation in 2010 and 2011 including $18,636 of health and dental benefits. The Company has the right to notify Mr. Vick at any time prior to a change in control that he no longer serves as Interim Chief Financial Officer in which case Mr. Vick becomes an employee-at-will and may be terminated upon 14 days prior written notice and three months of severance payments (including salary and incentive compensation).

Mr. Winzenread’s Employment Agreement.  The Company has entered into an employment agreement with Mr. Winzenread, the Company’s Chief Operating Officer and Senior Vice President of Product Development and Implementation Services. The agreement covers the period June 1, 2010 through May 31, 2011, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he will serve in these executive positions throughout the term of the agreement and his base salary will be $200,000, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than Good Cause, Death or Disability, he will receive severance equal to sixty percent times his then current annual salary and sixty percent of the higher of his Non-equity Incentive Compensation Plan awards paid in the prior fiscal year or earned in the then current fiscal year to date all of which shall be paid within 90 days following termination. He will also be subject to a non-compete provision for a period of one year following termination of employment. In the event that, within twelve months of a change in control, his employment is terminated, he will receive a lump sum payment equal to sixty percent of his then current salary and all stock options granted shall immediately vest in full. The total cost to the Company upon termination in such events would be $132,080 based upon his base salary and non-equity incentive compensation in 2010 and 2011.

Mr. Leach’s Employment Agreement.  The Company has entered into an employment agreement with Mr. Leach, the Company’s Senior Vice President and Chief Marketing Officer. The agreement covers the period March 8, 2011 through March 8, 2012, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he will serve as the Company’s Senior Vice President and Chief Marketing Officer throughout the term of the agreement; his base salary will be $180,000, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than Good Cause, Death or Disability, he will receive severance equal to six months total compensation, including base compensation and the higher of his Non-equity Incentive Compensation Plan awards paid in the prior year or earned in the current fiscal year to date all of which shall be paid within 90 days following termination. If such termination is within the first twelve months of employment, then the Non-equity Incentive Compensation component of this calculation shall be the Target bonus and commission amounts in his employment contract or $120,000. The total cost to the Company upon termination in such events would be $150,000 based upon his base salary and Non-equity incentive target compensation in 2011. He will be subject to a non-compete provision for a period of two years following termination of employment. In addition, Mr. Leach’s employment agreement provides that if his employment is terminated within twelve months of a change of control, or if Mr. Leach terminates his employment agreement due to a material reduction in his duties or compensation, he will be entitled to all of the severance benefits noted above.

Severance Agreements.

Mr. Patsy retired from his positions as President and Chief Executive Officer of the Company at the request of the Company’s Board of Directors and resigned as a director of the Company effective January 31, 2011. In connection with his retirement, the Company and Mr. Patsy entered into a separation agreement in which he will receive $358,230 in separation pay and related benefits and an additional $21,995 in vacation pay. The Company also accelerated the vesting of 13,111 shares of restricted stock and of 12,500 stock options that had been previously granted to Mr. Patsy and were scheduled to vest in March and April of 2011. All other unvested stock awards held by

Mr. Patsy terminated as of January 31, 2011. Mr. Patsy has until May 1, 2011 to exercise the 62,500 stock options which he currently holds. Any such options not exercised by that date will expire.

Mr. Brown was notified by the Company in March, 2011 that his employment would terminate as of March 31, 2011 in connection with cost reductions being undertaken by the Company. Accordingly, Mr. Brown’s employment agreement with the Company and its subsidiaries also terminated on that date. Pursuant to a separation agreement, the Company is obligated to pay him severance in the amount of $105,019, which amount equals 60% of his base salary as of March 31, 2011. Mr. Brown will also be paid any unused accrued vacation and will receive medical and dental insurance through December 31, 2011 at the rate he previously paid as an employee. Additionally, 8,149 stock options previously scheduled to vest on April 7, 2011 were vested at the time of termination.

Mr. Boyden was notified by the Company in March, 2010 that his employment contract would not be renewed at the end of its term in June, 2010. In connection with such non-renewal, the Company and Mr. Boyden entered into a separation agreement pursuant to which he received cash payouts totaling $26,828, including related advanced payments, for commissions earned on sales made prior to his termination in June, 2010. Mr. Boyden’s separation agreement also included additional payments of $119,732 for severance and related benefits, and $12,614 in vacation pay.

Section 162(m).  Based on the Compensation Committee’s past compensation practices, the Committee does not currently believe that Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in certain events, will adversely affect the Company’s ability to obtain a tax deduction for compensation paid to its Named Executive Officers.

Nonqualified Deferred Compensation.  The Company has no deferred compensation plans for its Named Executive Officers or any other employees. However, the American Jobs Creation Act of 2004 which was signed into law on October 22, 2004, changed the tax rules applicable to nonqualified deferred compensation arrangements and, in certain circumstances, may apply to equity awards, severance payments and other forms of compensation that may constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code. The final regulations under Section 409A are now in effect and the Company believes it is operating in compliance.

Summary of Cash and Certain Other Compensation

The following table is a summary of certain information concerning the compensation earned during the last two fiscal years by the Company’s former and current Chief Executive Officers, its Interim Chief Financial Officer, and its three other Named Executive Officers for fiscal year 2010. These six individuals are collectively referred to herein as the “Named Executive Officers.”

Summary Compensation Table

					Non-Equity
					Incentive
			Option	Stock	Plan	All Other
		Salary[1]	Awards[12]	Awards[12,13]	Compensation[13]	Compensation(2, 3 & 4)	Total
Name and Principal Position[11]	Year	($)	($)	($)	($)	($)	($)

J. Brian Patsy[5]	2010	263,200	36,750	—	16,838	390,025	706,813
Former Chairman of the Board, Chief	2009	263,200	—	26,223	26,223	9,800	325,446
Executive Officer and President
Gary M. Winzenread[6]	2010	182,000	25,412	—	13,086	7,778	228,276
Sr. Vice President Product Development	2009	182,000	—	14,433	14,433	7,514	218,380
and Strategy
Joseph O. Brown II7	2010	171,600	23,960	—	—	7,047	202,607
Former Chief Administration Officer and	2009	171,600	—	5,880	5,880	7,098	190,458
Chief Information Officer
B. Scott Boyden, Jr.[8]	2010	78,083	—	—	21,578	142,582	242,243
Former Sr. Vice President Sales and Marketing	2009	187,400	—	—	70,938	22,400	280,738
Donald E. Vick, Jr.[9]	2010	130,067	16,695	—	—	5,628	152,390
Controller, Interim Chief Financial	2009	120,067	—	6,021	6,021	4,986	137,095
Officer, Interim Secretary and Interim Treasurer
Robert E. Watson[10]	2010	—	316,500	92,500	65,000	—	474,000
Chief Executive Officer and President

[1]	Includes amounts contributed by the officers to the Company’s 401(k) plan.

[2]	Does not include perquisites and other personal benefits, the aggregate amount of which with respect to each of the Named Executive Officers does not exceed $10,000 reported for that year.

[3]	Includes the Company’s matching contribution to the 401(k) Plan equal to a 100% match on the first 4% of the employee’s compensation which is available to all employees who participate in the plan.

[4]	Excludes Group Life Insurance, Health Care, Employee Stock Purchase Plan Discounts, Long-term Disability Insurance and similar benefits provided to all employees that do not discriminate in scope, terms or operations in favor of the Named Executive Officers.

[5]	Mr. Patsy is 60 years old, is a founder of the Company and served as President and Director of the Company or its predecessor from its inception in October, 1989 until his retirement at the request of the Board on January 31, 2011. Mr. Patsy’s Other Compensation in 2010 includes $9,800 for 401(k) match; $21,995 for vacation pay; $28,184 for accrued health, dental and other insurance benefits; and $330,046 for severance per his separation agreement as described under “Executive Compensation — Severance Agreements.”

[6]	Mr. Winzenread is 46 years old and was appointed Chief Operating Officer and Senior Vice President of Product Development and Implementation Services in October, 2010; prior thereto he served as Vice President Product Development and Strategy since October 2007.

[7]	Mr. Brown is 50 years old and served as the Company’s Chief Administrative Officer and Chief Information Officer from April, 2010 until his employment terminated on March 31, 2011. Prior thereto he served as the Company’s Vice President Consulting Services and Chief Information Officer since February 2009; prior thereto he served as Vice President Client Services and Chief Information Officer since October 2007: prior thereto he served as Chief Information Officer. His 2010 compensation does not include severance paid to him in 2011. See “Executive Compensation — Severance Agreements.”

[8]	Mr. Boyden is 47 years old and was appointed Senior Vice President Sales and Marketing in June 2008. Mr. Boyden’s employment contract was not renewed in June, 2010 and his employment was terminated at that time. His 2009 Other Compensation includes advanced commissions of $12,600. His 2010 Other Compensation includes advanced commissions of $5,250; 401(k) match of $4,986; $112,500 for severance; $12,614 for vacation pay; and $7,232 relating to benefits as part of his separation agreement as described under “Executive Compensation — Severance Agreements.”

[9]	Mr. Vick is 47 years old and was appointed Controller in February 2002; prior thereto he served as the Company Assistant Controller. Mr. Vick was also appointed Interim Chief Financial Officer, Treasurer and Secretary in November 2008.

[10]	For additional information on Mr. Watson see “Nominees for Election as Directors.” He joined the Company and was appointed Director, Chief Executive Officer and President on January 31, 2011. Upon joining the Company, Mr. Watson received a signing bonus of $65,000, the purchase of 50,000 shares for $500, and 400,000 stock options as described under “Executive Compensation — Compensation for New Executive Officers.”

[11]	All officers serve at the pleasure of the Board of Directors and are appointed annually to their current positions.

[12]	The amounts included in the table above reflect the total grant date fair value at the time of the grant and were determined in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in footnote I to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended January 31, 2011 filed with the SEC.

[13]	One half of the 2009 year-end incentive payments were paid in cash and the remaining half was paid in restricted stock with a one year vesting period beginning in March, 2010. As a result, Mr. Patsy received 13,111 shares of restricted stock as part of the 2009 year-end grant; Mr. Winzenread received 7,216 shares; Mr. Brown received 2,940 shares; and Mr. Vick received 3,010 shares, respectively. The shares were valued based on the closing price for a share of the Company’s common stock on The NASDAQ Stock Market on March 31, 2010, which price was $2.00.

Plan-Based Award Grants

With respect to the Company’s 2010 fiscal year the Named Executive Officers were awarded the following stock options:

Mr. Patsy was granted 37,500 nonqualified stock options with an exercise price of $1.995 per share on April 7, 2010. Of these options, 25,000 expired upon Mr. Patsy’s retirement and the remaining 12,500 will expire if not exercised on or before May 1, 2011.

Also on April 7, 2010, the Company granted Mr. Winzenread 25,931 incentive stock options, Mr. Brown 24,449 incentive stock options, and Mr. Vick 17,036 incentive stock options. All such options have an exercise price of $1.995 per share and vest one third on each anniversary date of the grant.

Mr. Watson was granted an inducement grant of 250,000 nonqualified stock options with an exercise price of $2.00 per share on January 31, 2011. He was also granted an inducement grant of 150,000 nonqualified stock options with an exercise price of $3.00 per share on January 31, 2011, and an additional inducement grant for the immediate right to purchase 50,000 shares of common stock for $500 on January 31, 2011. The share and option awards made to Mr. Watson were inducement grants pursuant to Nasdaq Marketplace Rule 5635(c)(4).

With respect to the 2009 fiscal year the Named Executive Officers were awarded the restricted stock grants described above in the Summary Compensation Table, including footnote 13 thereto.

Outstanding Equity Awards at 2010 Fiscal Year End1

The following table sets forth information with respect to the Named Executive Officers equity awards outstanding as of January 31, 2011.

					Equity
					Incentive	Equity
	Number of	Number of			Plan Awards:	Incentive
	Securities	Securities			Number of	Plan Awards:
	Underlying	Underlying	Option		Unearned	Market Value of
	Unexercised	Unexercised	Exercise	Option	Shares that	Unearned Shares
	Options (#)	Options (#)	Price	Expiration	Have Not	that Have Not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)[2]	Vested ($)

J. Brian Patsy[3]					—	—
	50,000	—	1.80	5/1/11
	12,500	—	1.995	5/1/11
Joseph O. Brown II					2,940	5,468
	10,000	—	1.95	8/1/13
	32,598	16,300	1.80	1/26/19
	—	24,449	1.995	4/6/20
Donald E. Vick, Jr.					3,010	5,599
	—	17,036	1.995	4/6/20
	20,814	10,408	1.80	1/26/19
	2,500	—	1.95	8/1/13
Gary M. Winzenread					7,216	13,422
	34,574	17,288	1.80	1/26/19
	13,332	6,668	2.19	5/21/18
	—	25,931	1.995	4/6/20
Robert E. Watson[4]					—	—
	—	250,000	2.00	1/31/21
	—	150,000	3.00	1/31/21

[1]	The closing market price for one share of Common Stock on January 31, 2011, the end of fiscal year 2010, was $1.86.

[2]	The Compensation Committee awarded restricted stock to Named Executive Officers on March 31, 2010 relating to the 2009 fiscal year. See Summary Compensation Table restricted stock awards column and footnote 13 thereto.

[3]	Mr. Patsy’s options and restricted stock that would have vested within 90 days from his termination date were accelerated for vesting purposes; however, all vested options will expire on 5/1/11.

[4]	Mr. Watson immediately exercised his right to purchase 50,000 shares for $.01 per share on January 31, 2011. As such, there was no award outstanding at 1/31/11.

Option Exercises and Stock Vested in 2010

The only shares of Common Stock that were acquired by any Named Executive Officer on exercise of outstanding option awards in the Company’s fiscal year 2010 were by Mr. Vick and Mr. Watson. Mr. Vick exercised 8,000 options with a cost of $.53 per share and 10,000 shares with a cost of $1.50 per share. Mr. Watson exercised his immediately vested right to purchase 50,000 shares for $.01 per share. Mr. Patsy’s 13,111 shares of restricted stock issued in March, 2010 were vested upon his termination in January, 2011. Named Executive Officers did not have any other restricted stock vest in 2010.

Director Compensation

The Company currently pays each of the independent Directors fees of: (i) an annual retainer of $5,000, (ii) $1,500 for each regularly scheduled Board meeting attended in person or $500 for a telephonic meeting, and (iii) $1,500 per day for each special meeting or committee meeting attended in person on days when there are no

Board meetings or $500 if these meetings are telephonic. In addition, committee chairmen are paid an annual retainer of $2,500, and the Chairman of the Board is paid an annual retainer of $35,000. The Chairman of the Board is not compensated for Committee meeting fees. All annual retainers are paid immediately following the annual shareholders meeting. Neither Mr. Watson nor Mr. Patsy, as officers of the Company, are or were separately compensated as a member of the Board of Directors. See the Summary Compensation Table for information relating to their compensation as an officer of the Company. In 2010, all of the annual retainers were paid to the independent Directors in restricted stock.

In order to attract and retain high quality non-employee independent Directors, the Company currently has a policy of granting each independent Director 15,000 nonqualified stock options upon first being appointed or elected to the Board. Incumbent Directors, excluding the Chairman of the Board, are granted annually $25,000 in restricted stock with a one year vesting period. The Chairman of the Board is granted annually $40,000 in restricted stock with a one year vesting period. The options vest ratably over a three year period, and terminate between 30 and 90 days following termination as a Director. These awards are pursuant to the Company’s 2005 Incentive Compensation Plan at a value or exercise price equal to the closing price on the date the awards are approved by the Board of Directors. The Company believes that the awarding of stock options and restricted stock to Directors is a necessary component of their total compensation, including their Directors fees, and as an incentive to work to increase the Company’s operating results and stock price.

The 2005 Plan provides for the granting of non-qualified stock options to Directors who are not employees of the Company as noted above. During the 2010 fiscal year, there were no stock options awarded to any Director.

The 2005 Plan also provides for the granting of restricted stock to Directors who are not employees of the Company as noted above. During the 2010 fiscal year, the Directors were awarded the following number of shares of restricted stock: Richard C. Levy, 17,567 shares; Jay D. Miller, 29,528 shares; Jonathan R. Phillips, 49,925 shares; Andrew L. Turner, 17,567 shares; and Edward J. VonderBrink, 17,567 shares. Mr. Miller’s grant cycle was adjusted in 2010 with an additional grant of $25,000 to align his restricted stock grant cycle with the other Directors.

Director Compensation in 20101

	Fees Earned or Paid		Restricted Stock
	in Cash[2]	Option Awards	Awards	Total
Name	($)	($)	($)	($)

Richard C. Levy, M.D.	21,000	—	25,000	46,000
Jay D. Miller	22,000	—	50,000	72,000
Jonathan R. Phillips	48,500	—	40,000	88,500
Andrew L. Turner	20,000	—	25,000	45,000
Edward J. VonderBrink	22,000	—	25,000	47,000

[1]	The amounts included in the table above for Option Awards and Restricted Stock Awards reflect the total amount of the grant date fair value for options and restricted stock grants computed in accordance with Financial Accounting Standards Board ASC Topic 718.

[2]	The amounts shown include $7,500 in shares of restricted stock paid to each of Messrs. Levy, Miller, Turner and VonderBrink, and $35,000 in shares of restricted stock paid to Mr. Phillips in 2010, in lieu of paying their annual retainer fees in cash.

To date, an aggregate of 40,000 options have been granted under the 2005 Plan to Dr. Levy, 45,000 options to Mr. Phillips, 35,000 options to Mr. Turner, 45,000 options to Mr. VonderBrink and 15,000 options to Mr. Miller.

To date, an aggregate of 26,041 restricted shares have been granted under the 2005 Plan to Dr. Levy, 58,399 restricted shares to Mr. Phillips, 27,647 restricted shares to Mr. Turner, 26,041 restricted shares to Mr. VonderBrink and 29,528 restricted shares to Mr. Miller.

The Company also has entered into indemnification agreements with each of its Directors. Each indemnification agreement provides that the Company will indemnify the covered individual to the full extent permitted by Delaware law. The indemnification agreement also requires the Company to maintain directors and officers insurance coverage substantially equivalent to the Company’s current coverage of $14,000,000, provided that the costs of maintaining such insurance does not become substantially disproportionate to the coverage obtained and that such insurance is reasonably available to the Company.

The Company has provided liability insurance for its Directors and officers since 1996. The current policies expire on April 26, 2011. The annual cost of this coverage is approximately $89,160. Upon expiration, the current policies will be renewed or replaced with at least equivalent coverage.

Compensation Committee Interlocks and Insider Participation

The following non-employee independent Directors serve on the Compensation Committee: Andrew L. Turner, Richard C. Levy, and Edward J. VonderBrink. No member of the Compensation Committee is or was an officer or employee of the Company or the subsidiary of the Company. No Director or Named Executive Officer of the Company serves on any board of directors or compensation committee that compensates any member of the Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS,
AND CERTAIN CONTROL PERSONS

The Code of Conduct of the Company requires that Directors, officers, employees and contractors of Streamline Health have a duty of loyalty to the Company and must avoid any actual or apparent conflict of interest, including related party transactions. A conflict situation can arise when a Director, officer, employee or contractor takes actions or has interest that may make it difficult to perform their work objectively and effectively. A conflict of interest may also arise when a member of his or her family, receives improper personal benefits as a result of their position with the Company. If such situation arises, the individual must immediately report the circumstances to the Chief Financial Officer, who in turn must immediately report any such circumstance involving a Director or officer to the Board of Directors. The Company is not aware of any related party transactions. Should there be a need for the Company to enter into a related party transaction, as defined under item 404(a) of Regulation S-K, the full Board of Directors would review and approve such proposed transaction in advance of entering into a related party transaction. Should the transaction involve a Board member, such Board member would excuse himself from the discussion and vote on such matter. The Code of Conduct is available on the Company’s web site at www.streamlinehealth.net/financial.shtml.

AUDIT COMMITTEE REPORT

The Audit Committee, which operates under a charter approved by the Board of Directors which can be found at the Company’s web site at www.streamlinehealth.net/financial.shtml, oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements that are included in the Annual Report on Form 10-K with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee is comprised of four independent non-employee Directors of the Company and held four meetings during fiscal year 2010. The Audit Committee also met as part of the whole Board of Directors to review each of the Company’s quarterly and annual financial statements filed on Form 10-Q or Form 10-K with management, prior to the filing of those reports with the SEC. The Committee reviewed with BDO USA, LLP, the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In particular, the Committee has discussed with BDO USA, LLP those matters required to be discussed by Statement on Auditing Standards No. 61. BDO USA, LLP also provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accountant’s communications with the audit committee concerning independence, and the Committee discussed the independent registered public accounting firms’ independence with the auditors themselves.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2011 as filed with the SEC.

In addition, the Audit Committee preapproved the payment of up to $127,000 in audit fees for the above audit, including an estimated variable amount of $15,000 for contract reviews as part of the audit, an additional $42,000 relating to quarterly reviews, an additional $10,000 relating to work on an SEC registration statement on Form S-3, and an additional payment of up to $15,000 for tax fees that includes the preparation and review of various tax returns required to be filed by the Company. It is the policy of the Audit Committee to preapprove all services provided by BDO USA, LLP. The Committee also concluded that BDO USA, LLP’s provision of non-audit services, as described above, to the Company is compatible with BDO USA, LLP’s independence.

In connection with the audit of the fiscal year 2010 financial statements, the Company entered into an audit engagement agreement with BDO USA, LLP which set forth the terms by which BDO USA, LLP would perform the audit services for the Company. That agreement is subject to alternative dispute resolution procedures. The Audit Committee has determined that the terms and conditions of the BDO USA, LLP audit engagement agreement are similar to the other registered public accounting firms, and a common business practice between companies and their audit firms. Although the provisions of the audit engagement agreement limit the ability of the Company to sue BDO USA, LLP by providing for exclusive dispute resolution procedures, the Company does not believe that such provisions limit the ability of the Company to recover from the firm.

The Audit Committee

Edward J. VonderBrink, Chairman
Richard C. Levy, M.D.
Andrew L. Turner
Jay D. Miller

OTHER SECURITIES FILINGS

The information contained in this Proxy Statement under the heading “Audit Committee Report” is not, and should not be deemed to be, incorporated by reference into any filings of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 that purport to incorporate by reference other SEC filings made by the Company, in whole or in part, including this Proxy Statement.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and Directors and persons who own more than 10% of Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received, the Company believes that with respect to the fiscal year ended January 31, 2011 all the Reporting Persons complied with all applicable filing requirements except for Richard C. Levy, M.D. who had one inadvertent late Form 4 filing in 2010.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP served as the independent registered public accounting firm of the Company for the fiscal year ended January 31, 2011. A representative of BDO USA, LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

The following table sets forth the aggregate fees for the Company for the fiscal years 2010 and 2009 for audit and other services approved by the Audit Committee to be provided by The Company’s accounting firm, BDO USA, LLP and its foreign affiliates.

	2010	2009

Audit Fees	$194,000	$173,000
Audit-Related Fees	—	—
Tax Fees	15,000	10,000
All Other Fees	—	—

Total Fees	$209,000	$183,000

The Company has engaged BDO USA, LLP to provide tax consulting and compliance services, in addition to the audit of the financial statements. The Company’s Audit Committee has considered whether the provision of the tax services is compatible with maintaining the independence of BDO USA, LLP. All fees paid to BDO USA, LLP are preapproved by the Audit Committee of the Board of Directors.

PROPOSAL 2 — VOTE ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors proposes and recommends that the stockholders approve the selection by the Committee of the firm of BDO USA, LLP to serve as its independent registered public accounting firm for the Company for fiscal year 2011. The firm has served as independent auditors for the Company since 2007. Action by the stockholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the stockholders a voice in the designation of auditors. If the resolution approving BDO USA, LLP as the Company’s independent registered public accounting firm is rejected by the stockholders then the Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee at its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholder. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote is required to approve the appointment of BDO USA, LLP. Abstentions from voting on this particular proposal will have the same effect as a vote cast against the proposal. Shares not voted by brokers will have no effect on the adoption of this proposal.

The Board recommends a vote “FOR” approval of the appointment of BDO USA, LLP as the independent registered public accounting firm for the Company for fiscal year 2011.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal, commonly known as a “say-on-pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“RESOLVED, that the stockholders approve the compensation paid to the Company’s Named Executive Officers, as described under “Executive Compensation”, including the compensation tables and accompanying narrative disclosure, in this Proxy Statement.”

While the resolution is non-binding and will not be construed as overruling any decision by the Board or create or imply any fiduciary duty by the Board, the Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements. As a “smaller reporting company,” the Company will not be subject to the SEC’s rule requiring “say-on-pay” and other compensation related advisory votes until 2013. The Company is providing its stockholders with the opportunity to cast this advisory vote on a voluntary basis. The Company will, as necessary, reevaluate the nature and need for this or similar proposals in future years.

As discussed in “Compensation Overview,” the Compensation Committee’s compensation objectives are to attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the Named Executive Officers with the interests of the stockholders. To do this, the Company must offer a competitive total compensation package. The Compensation Committee has determined that the compensation structure for Named Executive Officers is effective and appropriate.

Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the shareholder. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to approve this proposal. Abstentions from voting on this particular proposal will have the same effect as a vote cast against the proposal. Shares not voted by brokers will have no effect on the adoption of this proposal.

The Board recommends a vote “FOR” advisory approval of the Company’s compensation for its Named Executive Officers as set forth in this Proposal 3.

PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

This proposal, commonly known as a “say-on-when” proposal, gives you as a stockholder the opportunity to advise as to the frequency of stockholder advisory votes on the Company’s executive compensation through the following resolution:

“RESOLVED, that the stockholders determine, on an advisory basis, that an advisory vote with respect to executive compensation for the Company’s named executive officers should be presented to the stockholders every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain.

The Board believes that an advisory vote every two years would be most appropriate for the Company. This would give stockholders the opportunity to react promptly to emerging trends in compensation, and the Board and the Compensation Committee the opportunity to evaluate and implement compensation decisions in light of such feedback from stockholders. By holding such a vote every two years, stockholders will be better able to determine whether the Board and the Compensation Committee have implemented any appropriate changes in response to stockholder input. In light of the fact that executive compensation for the current fiscal year has already been established prior to the Annual Meeting each year, having an advisory vote the following year would not allow the Board and the Compensation Committee sufficient opportunity to modify compensation practices based on the stockholder vote in the current year.

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering the frequency of advisory stockholder approval of the compensation of named executive officers.

While the Company’s Board of Directors is recommending that the advisory vote on executive compensation be held every two years, the Company’s stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, the stockholders are being asked to provide an advisory vote as to whether such vote should be held every one, two or three years. The choice among every “1 Year”, “2 Years” or “3 Years” which receives the highest number of votes will be deemed the choice of the stockholders. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted for every “2 Years” unless otherwise instructed by the stockholder. Abstentions, and shares not voted by stockholders of record present or represented at the Annual Meeting and entitled to vote, and shares not voted by brokers, will have no effect on the outcome of this proposal.

The Board recommends holding an advisory vote for the approval of the compensation of the named executive officers every “2 YEARS.”

PROPOSAL 5 — AMENDMENT TO THE 2005 INCENTIVE COMPENSATION PLAN, PROVIDING FOR THE ISSUANCE OF UP TO AN ADDITIONAL ONE MILLION SHARES THEREUNDER AND PROVIDING FOR AWARDS TO CONSULTANTS

Subject to stockholder approval, the Company’s Board has approved an amendment to the Company’s 2005 Incentive Compensation Plan (the “2005 Plan”). The 2005 Plan allows for the issuance of stock appreciation rights, restricted stock and options to employees and non-employee Directors. At April 5, 2011, there were 227,666 remaining shares of Common Stock available for issuance upon the grant of additional awards under the 2005 Plan. The purpose of the amendment is two-fold: (1) to increase the number of shares eligible for issuance under the 2005 Plan from one million (1,000,000) shares to two million (2,000,000) shares of Common Stock, and (2) to expand the classes of persons eligible to participate in the 2005 Plan to include third party, non-employee consultants.

The Company believes that equity is a key element in the Company’s compensation package because equity awards encourage employee loyalty and align employee interests directly with those of stockholders. The Company also believes that equity awards to non-employee Directors helps recruit and retain Directors and align the Director’s interests directly with those of stockholders. In order to continue to have sufficient equity available for awards under the 2005 Plan, the Company’s Board determined that authorizing additional shares for possible awards is in the best interests of the Company’s stockholders. Upon approval of the amendment, there will be 1,227,666 shares of Common Stock then available for issuance under the 2005 Plan.

The amendment also will allow for awards under the 2005 Plan to be made to third party, non-employee consultants who provide services to the Company. Currently, the terms of the 2005 Plan limit eligible participants to officers, employees and directors of the Company and its subsidiaries. The Company’s Board believes that expanding the scope of persons eligible to receive awards under the 2005 Plan to include consultants is appropriate and desirable in light of an increasingly flexible work force in which it sometimes is more beneficial to the Company to engage third party consultants to perform certain important functions for the Company rather than to hire such persons as direct employees. In some circumstances, the Company may in the future find it advantageous to include equity incentives as part of the terms of engaging such persons or entities. Approving the amendment will provide the Company with increased flexibility and ability to provide incentive based compensation to consultants for key projects as determined on a case by case basis and subject to approval by the Company’s Compensation Committee.

The amendment will not result in any new plan benefits to the Company’s directors, executive officers or other employees, other than providing them with an opportunity to acquire additional stock-based incentive awards. No specific determinations have yet been made as to recipients (including any consultants), amounts or terms of any future awards under the 2005 Plan, as so amended.

The following table presents additional information regarding securities authorized for issuance under the Company’s equity compensation plans as of January 31, 2011:

				Number of Securities
				Remaining Available for
			Weighted-Average	Future Issuance Under
			Exercise Price of	Equity Compensation
	Number of Securities to be Issued		Outstanding	Plans (Excluding
	Upon Exercise of Outstanding		Options, Warrants	Securities Reflected in
Plan category	Options, Warrants and Rights		and Rights	Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	542,064	(1 & 2)	$2.44	421,186	(5)
Equity compensation plans not approved by security holders	400,000	(3)	$2.38	—	(4)

Total	942,064	(1, 2 & 3)	$2.42	421,186

(1)	Includes 17,500 options that can be exercised under the 1996 Employee Stock Option Plan.

(2)	Includes 524,564 options that can be exercised under the 2005 Incentive Compensation Plan.

(3)	Includes 400,000 options granted under an inducement grant with terms as nearly as practicable identical to the terms and conditions of the Company’s 2005 Incentive Compensation Plan. The option award constituted an inducement grant pursuant to NASDAQ Marketplace Rule 5635(c)(4).

(4)	The Company’s Board of Directors has not established any specific number of shares that could be issued without stockholder approval. Inducement grants to new key employees will be determined on a case-by-case basis. Other than possible inducement grants, the Company expects that all equity awards will be made under shareholder approved plans.

(5)	Includes 203,733 shares to be issued from the 2005 Incentive Compensation Plan, and 217,453 shares to be issued from the Employee Stock Purchase Plan

The proposal to approve and adopt the proposed amendment to the 2005 Plan is contained in the resolution attached to the Proxy Statement as Annex 1 and will be submitted to the stockholders for adoption at the Annual Meeting. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to approve the amendment to the 2005 Plan. Abstentions from voting on this particular proposal are treated as votes against, while shares not voted by brokers on any matters presented to stockholders will have no effect on the adoption of this proposal. Such vote will also satisfy the stockholder approval requirements of Section 422 of the Internal Revenue Code with respect to the grant of incentive stock options under the 2005 Plan.

The Board recommends a vote “FOR” the approval of the amendment to the 2005 Plan as set forth in this Proposal 5.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the 2011 Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting. No stockholder has informed the Company of any intention to propose any other matter to be acted upon at the Annual Meeting. Accordingly, the persons named in the accompanying proxy are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this proxy statement. As to any business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011, as filed with the SEC, will be mailed without charge to any beneficial owner of the Company’s Common Stock, upon request. Requests for reports should be addressed to: Investor Relations, Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716. The Form 10-K includes certain exhibits. Copies of the exhibits will be provided only upon receipt of payment covering the Company’s reasonable expenses for such copies. The Form 10-K and exhibits may also be obtained from the Company’s web site, www.streamlinehealth.net on the “Financial” page, or directly from the SEC web site, www.sec.gov/cgi-bin/srch-edgar.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholder proposals intended for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2012 annual meeting of stockholders must be received by the Company not later than December 21, 2011. Such proposals should be sent to the Corporate Secretary, Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716. The inclusion of any proposal will be subject to applicable rules of the SEC, including Rule 14a-8 of the Securities and Exchange Act of 1934, and timely submission of a proposal does not guarantee its inclusion in the Company’s proxy statement.

Any stockholder who intends to propose any other matter to be acted upon at the 2012 annual meeting of Stockholders must do so in accordance with the Company’s Bylaws. Under the Bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of the Bylaws as in effect from time to time. To be timely under the Bylaws as now in effect, a stockholder notice must be delivered or mailed to the Company’s Secretary at the Company’s principal executive offices not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Stockholder proposals for the 2012 annual meeting, other than proposals intended for inclusion in the Company’s proxy statement as set forth in the preceding paragraph, must be received by February 25, 2012. However, in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than sixty 60 days after such anniversary date then to be timely such notice must be received no later than the later of 90 days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of the meeting was made. Please refer to the full text of the Company’s advance notice Bylaw provisions for additional information and requirements.

If notice is not timely and properly provided, the persons named in the Company’s proxy for the 2012 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2012 annual meeting. Only such proposals as are (1) required by Securities and Exchange Commission Rules, and (2) permissible stockholder motions under the Delaware General Corporation Law will be included on the 2012 annual meeting docket.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

By Order of the Board of Directors,

Jonathan R. Phillips
Chairman of the Board

Cincinnati, Ohio
April 13, 2011

Annex 1

PROPOSED AMENDMENT TO STREAMLINE HEALTH SOLUTIONS, INC.
2005 INCENTIVE COMPENSATION PLAN

RESOLVED, that the Streamline Health Solutions, Inc. 2005 Incentive Compensation Plan (the “2005 Plan”) be amended to increase the number of shares of Common Stock which may be delivered under the 2005 Plan from one million (1,000,0000) shares to two million (2,000,000) shares and to allow awards to consultants, and that the following Amendment No. 1 to the 2005 Plan is hereby approved and adopted.”

AMENDMENT NO. 1
STREAMLINE HEALTH SOLUTIONS, INC.
2005 INCENTIVE COMPENSATION PLAN

1. Section 4.1 is hereby amended in its entirety and shall provide as follows:

“4.1. Number of Shares.

(a) Subject to adjustment as provided in Section 4.2 herein, the aggregate number of Shares that may be delivered under this Plan at any time shall not exceed two million (2,000,000) Shares. Stock delivered under this Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. To the extent that Shares subject to an outstanding Award under this Plan are not issued by reason of the forfeiture, termination, surrender, cancellation or expiration while unexercised of such award, by reason of the tendering or withholding of Shares (by either actual delivery or by attestation) to pay all or a portion of the purchase price or to satisfy all or a portion of the tax withholding obligations relating to an Award, by reason of being settled in cash in lieu of Stock or settled in a manner such that some or all of the Shares covered by the Award are not issued to a Participant, or being exchanged for a grant under this Plan that does not involve Stock, then such shares shall immediately again be available for issuance under this Plan. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate.

(b) Shares of Stock issued in connection with the Predecessor Plans and/or awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries shall not reduce the number of Shares available for issuance under this Plan.

(c) Subject to Section 4.2, the following limitations shall apply to awards under the Plan with respect to Awards of Incentive Stock Options, up to two million (2,000,000) Shares that may be issued under this Plan.”

2. Article 2 is hereby amended to insert the following new definition of “Consultant” as a new subsection 2.1(dd):

‘‘(dd) “Consultant” means any person, including an advisor (other than a person who is an Employee or a Director), or any entity that renders services to the Company or a Subsidiary.”

3. The definition of “Participant” set forth in subsection 2.1(s) is hereby amended in its entirety and shall provide as follows:

‘‘(s) “Participant” means an Employee, Director or Consultant who has been granted an Award under the Plan.”

4. Each of Sections 1.2, 5.1 and 5.2 (first sentence), 6.1, 7.1 and 8.1 is hereby amended to replace the phrase “Employees and Directors” with the phrase “Employees, Directors and Consultants” each and every time such phrase appears.

5. Each of Sections 5.2 (second sentence) and 11.2 is hereby amended to replace the phrase “Employee or Director” with the phrase “Employee, Director or Consultant” each and every time such phrase appears.

6. Each of Sections 6.1, 7.1 and 8.1 is hereby amended to replace the phrase “Employees and/or Directors” with the phrase “Employees, Directors and/or Consultants” each and every time such phrase appears.

7. Each of Sections 6.6, 7.7, 8.9, 9.3, 11.1 and the caption to Article 9 is hereby amended to add the phrase “or as a Consultant” after the phrase “as a Director” each and every time such phrase appears.

8. The second sentence of Section 3.3 is hereby amended to add the phrase “to Consultants, or to” after the phrase “with respect to Awards”.

9. Except as provided in Sections 1 through 8 above, all other provisions of the 2005 Plan remain in full force and effect without change or other modification.

Annex 2

REGULATIONS FOR CONDUCT AT THE MAY 25, 2011 ANNUAL MEETING
OF STOCKHOLDERS OF
STREAMLINE HEALTH SOLUTIONS, INC.

We welcome you to the 2011 Annual Meeting of Stockholders of Streamline Health Solutions, Inc. In order to provide a fair and informative Meeting, we ask you to honor the following regulations for the Meeting. The business of the Meeting will be taken up as set forth in the Agenda attached to these Regulations. Annual Meetings are business meetings, and they can be effective only if conducted in an orderly, business-like manner. Strict rules of parliamentary procedure will not be followed. The Chairman of the Meeting will control the meeting and make any required procedural rulings. Please follow the instructions of the Chairman. Thank you for your cooperation.

1.	ELECTION OF DIRECTORS. Every stockholder having the right to vote shall be entitled to vote in person or by proxy. Each stockholder of record shall be entitled to one vote for each share of common stock registered in his name on the books of the Company. All elections shall be determined by a plurality vote. The Company’s Certificate of Incorporation does not provide for cumulative voting in the election of directors.

2.	VOTING. Every stockholder having the right to vote shall be entitled to vote in person or by proxy at the Meeting. If you have already voted by proxy, there is no need to vote by ballot, unless you wish to change your vote. The polls shall be opened immediately after completion of the nominations and proper presentation of all other proposals, and shall remain open until closed by the Chairman. After the closing of the polls, no further voting shall be permitted and no further proxies, ballots or evidence shall be accepted by the Inspectors of Election. Except as otherwise stated in the proxy materials for this Meeting or as required by Delaware law, each matter brought before this Meeting for a vote shall require the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s common stock at this Meeting and entitled to vote on such matter.

3.	ITEMS OF BUSINESS AND STOCKHOLDER PROPOSALS — TIME LIMITS. The items of business listed on the accompanying Agenda are expected to be properly introduced at the Meeting and taken up in the order set forth in the Agenda. Additional matters may be proposed by stockholders of record in accordance with the federal securities laws, the Delaware General Corporation Law, the Company’s Bylaws, and these Regulations. The Chairman will not entertain any proposals that are inconsistent with Delaware law or that relate to activities that have been delegated to the Company’s Board of Directors by the authority of Delaware law. Stockholder proposals will be entertained in the following order: first, any proposals which were properly submitted for timely inclusion in the Company’s proxy materials for this Meeting; and second, any proposals of which the Company was properly informed prior to the commencement of this Meeting in accordance with the advance notice provisions of the Company’s Bylaws. Stockholders who have so notified the Company will be allotted THREE MINUTES in which to present the proposal and any desired remarks in support thereof. To the extent time may permit and in the sole discretion of the Chairman of this Meeting, any other stockholder may make a proposal if properly made in accordance with these Regulations, and any such proposing stockholder will be allotted TWO MINUTES in which to present the proposal and any desired remarks in support thereof. No stockholder proposals were properly submitted to the Company for inclusion in the Company’s proxy materials for this Meeting or for voting upon at this Meeting. The Company has not been informed by any stockholders of their intent to submit proposals at this Meeting.

4.	OTHER QUESTIONS/STATEMENTS BY STOCKHOLDERS — ONE MINUTE LIMIT. To ask a question or to speak at the Meeting, you must be either a stockholder of record as of April 5, 2011 or a person named in a proxy given by such a stockholder. No other persons will be permitted to make a proposal or to speak at the Meeting. There will be one period for questions and statements by stockholders as set forth on the Agenda attached to these Regulations.

In order that we may give as many stockholders as possible the opportunity to speak, remarks and questions will be limited to one minute per stockholder. You must restrict yourself to one comment or question at a time so that others may have an opportunity to be heard. Each stockholder may have only one turn to speak until all stockholders who wish to speak have had the opportunity to do so. At the discretion of the Chairman, and as time may permit, a stockholder may be granted an additional turn to speak regarding matters that are appropriate for stockholder consideration in accordance with Delaware law.

If you wish to speak, please raise your hand and wait until you are recognized. Please do not address the Meeting until recognized by the Chairman. When you are recognized, please state your name, place of residence, and whether you are a Streamline Health Solutions stockholder or a holder of a stockholder proxy, and, in the latter case, identify the stockholder on whose behalf you are speaking. All questions should be directed to the Chairman, who may call on other persons to respond or further direct questions when appropriate.

If you have a matter of individual concern which is not an appropriate subject for general discussion, please defer discussion until after the Meeting at which time officers of the Company will be available. The Chairman will stop discussions which are repetitive, derogatory, over the time limit, irrelevant to the business of the Company or the items on the Agenda for the Meeting, related to pending or threatened litigation, regulatory proceedings or similar actions or otherwise inappropriate. Derogatory references to personalities, comments that are in bad taste, the airing of personal grievances, the injection of irrelevant controversy, personal attacks, refusal to follow these Regulations or interference with any speaker will not be permitted and will be a basis for silencing or removal from the Meeting. Pursuant to Section 2917.12 of the Ohio Revised Code, it is a fourth degree misdemeanor to make any intentional act tending to obstruct or interfere with a lawful meeting held in the State of Ohio or to make any utterance, gesture or display designed to outrage the sensibilities of the group.

5.	MISCELLANEOUS. No recording devices, photographic equipment or bullhorns will be permitted into the Meeting and all cellular telephones must be turned off during the Meeting. Except as authorized by the Company, no person may distribute any written materials at or in physical proximity to the Meeting. The Chairman of the Meeting shall have the power to silence or have removed any person in order to ensure the orderly conduct of the Meeting.

6.	ADMINISTRATION AND INTERPRETATION. The Chairman of the Meeting will be Mr. Jonathan R. Phillips, who will preside at the Meeting. In the event of Mr. Phillips’ inability to preside, a substitute Chairman will be designated by the Company. The Chairman of the Meeting has sole authority to preside over the Meeting and make any and all determinations with respect to the conduct of the Meeting, including, without limitation, the administration and interpretation of these regulations and procedures. The Chairman also has sole authority to create such additional regulations and procedures and to waive full or partial compliance with any regulation or procedure as the reasonably determines. Any action taken by the Chairman at the Meeting will be final, conclusive and binding on all persons. The Secretary of the Company shall act as secretary of the Meeting.

THANK YOU FOR YOUR COOPERATION AND ENJOY THE MEETING.

STREAMLINE HEALTH SOLUTIONS, INC.

Annual Meeting of Stockholders

May 25, 2011

AGENDA

Call to Order

Introductions

PROPOSAL 1 — Nomination and Election of Directors

PROPOSAL 2 — Approval of Independent Registered Public Accounting Firm

PROPOSAL 3 — Advisory Vote on Executive Compensation

PROPOSAL 4 — Advisory Vote on Frequency of Advisory Vote on Executive Compensation

PROPOSAL 5 — Vote on Amendment to the 2005 Incentive Compensation Plan

Presentation of 2010 Financial and Operating Results

Question and Answer Session

Announcement of Voting Results

Adjournment

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 25, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/STRM • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR Proposals 1, 2, 3 and 5, and 2 YEARS as to Proposal 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Robert E. Watson	☐	☐	02 - Jonathan R. Phillips	☐	☐	03 - Richard C. Levy, M.D.	☐	☐
04 - Jay D. Miller	☐	☐	05 - Andrew L. Turner	☐	☐	06 - Edward J. VonderBrink	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	Vote on approval of the appointment of BDO USA, LLP to serve as the independent registered public accounting firm for the Company for fiscal year 2011.		☐	☐	☐	3.	Advisory vote on a proposal to approve the compensation of the Company’s executives.	☐	☐	☐
		1 Yrs	2 Yrs	3 Yrs	Abstain
4.	Advisory vote to determine whether a stockholder vote on the compensation of the Company’s executives will occur every one, two or three years.	☐	☐	☐	☐	5.
Vote on amendment to the 2005 Incentive Compensation Plan to increase the allowable shares for issuance under the plan by One Million shares of the Company’s Common Stock, and to allow for awards to consultants.
								☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears above. When shares are held as joint tenants, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — Streamline Health Solutions, Inc.

10200 Alliance Road, Suite 200
Cincinnati, Ohio 45242-4716
This Proxy is solicited on behalf of the Board of Directors of the Company
The undersigned hereby appoints Robert E. Watson and Edward J. VonderBrink and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of the Common Stock of Streamline Health Solutions, Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 25, 2011, at 9:30 a.m., and at any adjournment thereof.
The undersigned acknowledges having received from Streamline Health Solutions, Inc., prior to the execution of this Proxy, a Notice of Annual Meeting, a Proxy Statement, and an Annual Report.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 and 5, and 2 YEARS as to Proposal 4.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Please mark, sign, date, and return the Proxy promptly using the enclosed envelope.
(continued on other side)